Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES

2011 FIRST QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

Q1 2011 Financial Highlights

•                  Revenues increased to $359.6 million from $175.0 million in Q1 2010

•                  Net income of $12.3 million, or $0.24 per diluted share, compared to Q1 2010 net income of $6.7 million, or $0.15 per diluted share

•                  Net cash provided by operating activities of $30.7 million

•                  At March 31, 2011:

•            $154.4 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.06 billion

Dallas, TX — May 10, 2011 — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2011.

The Company also announced that on May 6, 2011, its Board of Directors declared a $0.025 per share cash dividend to stockholders of record as of June 30, 2011, payable on or about July 15, 2011.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We are pleased to follow a successful 2010 with strong results for the 2011 first quarter. The quarter reflects the continuing success of our approach to growth and our ability to successfully operate our businesses in diverse end markets. We have grown both via strategic acquisitions and organically. Our recent acquisitions of James Construction Group (JCG) and Rockford Corporation (Rockford) made significant contributions to our operating results, and all three of our operating segments generated improved revenues and profits over the prior year period. We look to continue our evolution to the premier, national specialty contracting and infrastructure company.”

Mr. Pratt continued, “We ended the first quarter in a strong financial position, with cash and short term investments of $154.4 million, a debt to equity ratio of 38.1%, and operating cash flow of $30.7 million.  Our total backlog at March 31, 2011 grew to $1.06 billion, an increase of $161.5 million from December 31, 2010. We are proud of our growth and optimistic about our prospects; however, as always, our optimism is tempered by the competitive markets in which we operate and the lingering uncertainty surrounding the nation’s economic recovery.”

2011 FIRST QUARTER RESULTS OVERVIEW

Revenues for the 2011 first quarter rose 105.5% to $359.6 million from $175.0 million in the same period last year.  This increase was primarily attributable to a $127.8 million revenue contribution from Rockford, which was acquired in the fourth quarter 2010. Substantially all the Rockford revenue was generated by work on the Ruby pipeline contract, part of a larger project for the construction of a natural gas pipeline from Wyoming to Oregon.  Excluding the impact of Rockford, revenues for the 2011 first quarter rose by $56.9 million, or 32.5%, from the first quarter of 2010.

Gross profit for the 2011 first quarter rose by 66.0% to $40.6 million, or 11.3% of revenues, from $24.5 million, or 14.0% of revenues, in the first quarter of 2010.  Rockford’s $11.1 million profit was a primary cause for the $16.2 million increase.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of JCG, and Cardinal Contractors, Inc.’s water and wastewater, and  Cardinal Mechanical, Inc.’s shored excavation for thermal utilities businesses.

•              West Construction Services — includes construction services performed primarily in the western United States by ARB, Inc., and ARB Structures, Inc., and, effective November 1, 2010, Rockford.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2011 Unaudited		2010 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
		(Unaudited)
East Construction Services	$128,079	35.6%	$104,236	59.6%
West Construction Services	220,114	61.2%	59,887	34.2%
Engineering	11,452	3.2%	10,859	6.2%
Total	$359,645	100.0%	$174,982	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended March 31,
	2011 Unaudited		2010 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$13,042	10.2%	$9,621	9.2%
West Construction Services	24,764	11.3%	12,211	20.4%
Engineering	2,824	24.7%	2,641	24.3%
Total	$40,630	11.3%	$24,473	14.0%

East Construction Services:  The $23.8 million increase in revenues for the quarter was attributable to the combination of increased work on heavy civil projects in Louisiana and Texas, increased revenue from infrastructure and maintenance projects and the impact of the purchase of a small rock quarry in Texas.  The $3.4 million improvement in gross profit was a result of higher revenues and improved performance on heavy civil and infrastructure and maintenance projects.  Gross profit as a percent of revenues increased to 10.2% for the quarter compared to 9.2% in the prior year quarter.  The increased margin percentages were realized on heavy civil projects in southern Louisiana.

West Construction Services:  The $160.2 million increase in revenues for the quarter was attributable to a $127.8 million revenue contribution from Rockford, primarily for the Ruby pipeline project, as well as increases of $15.8 million at the California underground business and increases of $10.4 million at the California industrial business.   Gross profit more than doubled in this segment to $24.8 million, primarily due to the $11.1 million profit contribution from Rockford.  The remaining increase of $1.5 million was the result of increased gross margins for underground and structures work which were offset by lower margins associated with the start of large power plant projects at the industrial group.  The decline in gross profit margin to 11.3% in the first quarter of 2011 reflected unusually high margins in the previous year, primarily as a result of the completion of several projects and the lower margins at the start of major construction projects.

Engineering: Revenues increased by $0.6 million from the first quarter of 2010.  Gross profit increased modestly to $2.8 million from $2.6 million for the same period in 2010.  The increase, both in revenue and margin, was due primarily to the contribution from several small service type projects in the Company’s Canadian subsidiary for the first quarter of 2011.

Selling, general and administrative expenses (“SG&A”) increased $6.4 million, or 47.6%, for the 2011 first quarter from the comparable prior year period.  Of the increased amount, approximately $1.7 million was as a result of Rockford’s operations and $1.1 million was the result of a gain on the sale of equipment in the first quarter of 2010 compared to no gain in 2011. The remaining change in SG&A expenses of $3.6 million was incurred as follows:  an increase of $1.6 million at the West Construction Services segment (excluding Rockford), an increase of $1.5 million at the East Construction Services segment and an increase of $0.5 million at the Engineering segment. SG&A as a percentage of revenue decreased to 5.5% for the 2011 quarter, from 7.7% for the same period in 2010 primarily as a result of the significant  increase in revenues.  Excluding the impact of Rockford, SG&A as a percentage of revenues was 7.8%.

Operating income for the 2011 first quarter was $20.8 million, or 5.8% of total revenues, compared to $11.0 million, or 6.3% of total revenues, for the same period last year.

Net other expense in the 2011 first quarter of $0.6 million compared to net other expense of $0.4 million in the first quarter of 2010.  This was due primarily to lower income from non-consolidated investments associated with the St.-Bernard Levee Partners joint venture, which is completing a levee project near New Orleans, Louisiana.

The provision for income taxes for the first quarter of 2011 was $7.9 million, for an effective tax rate of 39.0%, compared to $4.0 million, for an effective tax rate of 37.1%, in the prior year quarter.

Net income for the first quarter of 2011 was $12.3 million, or $0.24 per diluted share, compared to net income of $6.7 million, or $0.15 per diluted share, in the same period in 2010.

Fully diluted shares outstanding for the first quarter of 2011 increased by 12.1% to 51.1 million from 45.5 million in last year’s first quarter, due primarily to the impact of the 1.6 million shares issued as part of the Rockford acquisition, the effect of the conversion of the Company’s warrants in October 2010 and the effect of the  1.6 million shares issued as a result of JCG and Rockford meeting contingent earnout targets in 2010.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at March 31, 2011 included cash and cash equivalents of $131.4 million, short-term investments of $23.0 million, working capital of $48.7 million, total debt and capital leases secured by equipment of $56.2 million, subordinated acquisition debt of $33.3 million and stockholders’ equity of $234.9 million.  The balance sheet included a $10.1 million liability representing the estimated fair value for potential earn-out payments for Rockford’s financial performance for the next two years.

BACKLOG

At March 31, 2011, total backlog was $1.06 billion, an increase of $161.5 million, or 18.0%, from total backlog of $895.8 million at December 31, 2010.  Primoris expects that approximately $546 million, or 52%, of total backlog at March 31, 2011 will be recognized as revenue in 2011, with $334.0 million expected for the East Construction Services segment, $183.0 million for the West Construction Services segment, and $29.0 million for the Engineering segment.

No substantial backlog was recorded from the Rockford acquisition because the current work in progress consists primarily of the Ruby pipeline project, which is a reimbursable cost plus fixed fee contract.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects in backlog may be cancelled by our customers.  For the three months ended March 31, 2011, approximately $161.9 million of revenues was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, May 10, 2011 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 869-3847 (Domestic)

•            (201) 689-8261 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended March 31, 2011, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(214) 740-5602	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$359,645	$174,982
Cost of revenues	319,015	150,509
Gross profit	40,630	24,473
Selling, general and administrative expenses	19,845	13,446
Operating income	20,785	11,027
Other income (expense):
Income from non-consolidated entities	826	968
Foreign exchange gain	36	92
Other expenses	(297)	(309)
Interest income	158	180
Interest expense	(1,371)	(1,307)

Income before provision for income taxes	20,137	10,651

Provision for income taxes	(7,859)	(3,953)
Net income	$12,278	$6,698

Earnings per share:
Basic:	$0.25	$0.20
Diluted:	$0.24	$0.15

Weighted average common shares outstanding:
Basic	49,675	33,202
Diluted	51,051	45,544

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$131,388	$115,437
Short term investments	23,000	26,000
Customer retention deposits	15,599	12,518
Accounts receivable, net	146,819	208,145
Costs and estimated earnings in excess of billings	25,447	17,275
Inventory	22,248	25,599
Deferred tax assets	9,533	9,533
Prepaid expenses and other current assets	8,967	12,925
Total current assets	383,001	427,432
Property and equipment, net	121,015	123,167
Investment in non-consolidated entities	18,543	18,805
Intangible assets, net	37,868	40,633
Goodwill	94,179	94,179
Total assets	$654,606	$704,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,239	$89,484
Billings in excess of costs and estimated earnings	168,379	205,268
Accrued expenses and other current liabilities	53,541	55,126
Dividends payable	1,276	1,234
Current portion of capital leases	3,957	4,286
Current portion of long-term debt	9,680	9,623
Current portion of subordinated debt	14,479	15,833
Current liabilities of discontinued operations	733	733
Total current liabilities	334,284	381,587
Long-term capital leases, net of current portion	6,511	7,354
Long-term debt, net of current portion	36,007	38,428
Long-term subordinated debt, net of current portion	18,799	27,378
Deferred tax liabilities	12,500	12,500
Contingent earnout liabilities	10,088	24,591
Other long-term liabilities	1,562	4,147
Total liabilities	419,751	495,985
Commitments and contingencies
Stockholders’ equity
Common stock-$.0001 par value, 90,000,000 shares authorized, 51,044,307 and 49,359,600 issued and outstanding at March 31, 2011 and December 31, 2010	5	5
Additional paid-in capital	151,867	136,245
Retained earnings	82,983	71,981
Total stockholders’ equity	234,855	208,231
Total liabilities and stockholders’ equity	$654,606	$704,216